EXHIBIT 99.1

AMDL INC. COMPLETES REVISION OF PERFORMANCE & EQUITY INCENTIVE COMPENSATION PLAN

January 8, 2009 – (www.amdl.com) AMDL, Inc. (NYSE Alternext US: ADL — News), a vertically integrated pharmaceutical company with major operations in China and the US, a vertically integrated pharmaceutical company with operations in China and the US, announced today it has revised its 2009 Performance and Equity Incentive Compensation Plan for senior management and employees.

Under the terms of the Plan, AMDL has transitioned from a “discretionary cash and options-based bonus plan” to a performance-based, stock and cash incentive plan. Incentives are based on successfully achieving financial targets established by AMDL’s Board of Directors.

Plan highlights include:

•	Performance based incentive awards

•	Board-determined quarterly income performance targets

•	Limited cash bonus awards

•	Reaffirmation of AMDL’s commitment to not issue discretionary incentive awards

According to Mr. Michael Boswell, independent board member and Chairman of AMDL’s Compensation and Audit Committees, “We have made a deliberate decision to establish a more structured compensation plan that directly links our executive and employee compensation to Company performance. In establishing this new plan, we are creating stronger alignment between the interests of our management team, employees, and investors. We feel the modifications made support AMDL’s long-term success.”

Under AMDL’s 2009 Performance and Equity Incentive Compensation Plan, all stock granted to senior executives and employees as incentive compensation will be scheduled to vest only if the Company’s meets its strategic goals and specific financial performance targets. AMDL’s Board of Directors and Compensation Committee have reviewed and approved the performance targets and Plan outlined above. Detailed information on this revised Plan can be found in AMDL’s Form 8-K filed with the Securities and Exchange Commission.

About AMDL: More information about AMDL and its products can be obtained at www.amdl.com. AMDL, together with Jade, engages in the development, manufacture and marketing of proprietary pharmaceutical and diagnostic products.

About Jade Pharmaceuticals Inc.: JPI has access to the fastest growing pharmaceutical and consumer market in the world: China. AMDL, through its Jade subsidiaries, currently holds licenses for 133 products that are manufactured as large volume injection fluids, tablets and other related products. It currently manufactures over 20 key generic, over-the-counter and supplemental pharmaceutical products under certified Chinese Good Manufacturing Practice (CGMP) standards.